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                         PANORAMA PLUS SEPARATE ACCOUNT

                          SUPPLEMENT TO THE PROSPECTUS
                                DATED MAY 1, 1995
                                       OF

            CONNECTICUT MUTUAL FINANCIAL SERVICES SERIES FUND I, INC.
                                 (THE "COMPANY")

                             MONEY MARKET PORTFOLIO
                         GOVERNMENT SECURITIES PORTFOLIO
                                INCOME PORTFOLIO
                             TOTAL RETURN PORTFOLIO
                                GROWTH PORTFOLIO
                         INTERNATIONAL EQUITY PORTFOLIO



APPOINTMENT OF OPPENHEIMERFUNDS, INC. AS EACH PORTFOLIO'S INVESTMENT MANAGER. (EFFECTIVE MARCH 1, 1996).

On February 14, 1996, shareholders of each Portfolio authorized the Portfolios to enter into new investment management agreements with OppenheimerFunds, Inc. (the "Manager"). These agreements became effective on March 1, 1996 at the time of the consummation of the merger between Connecticut Mutual Life Insurance Company and Massachusetts Mutual Life Insurance Company ("MassMutual"), the indirect parent company of the Manager.

The new management agreements (the "New Agreements") provide for compensation to the Manager at the same rate as was previously paid to G.R. Phelps & Co., Inc. ("Phelps"), the former investment manager to the Portfolios, and set forth in the Portfolios' prospectus. The New Agreements do not contain the contractual limitation on a Portfolio's expenses that was included in the investment advisory agreement with Phelps. Effective March 1, 1996, the portfolio managers of the Portfolios, previously employed by Phelps, have become employees of the Manager and will continue to manage the Portfolios, except as noted below. Phelps will provide fund administrative services to the Manager pursuant to an administrative services agreement between Phelps and the Manager. Compensation to Phelps for such services is paid by the Manager.

The Manager has operated as an investment adviser since 1959 and, together with an affiliate, manages investment companies with $40 million in assets and more than 2.8 million shareholder accounts. The Manager is owned by Oppenheimer Acquisition Corp., a holding company that is owned in part by senior officers for the Manager and controlled by MassMutual. The address of the Manager is Two World Trade Center, New York, NY 10048-0203.

APPOINTMENT OF SUBADVISER TO THE INTERNATIONAL EQUITY PORTFOLIO. (EFFECTIVE MARCH 1, 1996).

The shareholders of the International Equity Portfolio approved the Manager's selection of Babson-Stewart Ivory International ("Babson-Stewart") to provide subadvisory services to the International Equity Portfolio pursuant to a subadvisory agreement between Babson-Stewart and the Manager. Babson-Stewart is located at One Memorial

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Drive, Cambridge, MA 02142, and is a partnership formed in 1987 between David L.
Babson & Co., Inc., a subsidiary of MassMutual, and Stewart Ivory & Co., Ltd., located in Edinburgh, Scotland.

CHANGE IN NAME.  (EFFECTIVE MAY 1, 1996).

The Board of Directors has approved the change in name of the registered investment company from Connecticut Mutual Financial Services Series Fund I, Inc. to Panorama Series Fund I, Inc.

OTHER CHANGES TO THE PORTFOLIOS.

THE PORTFOLIO MANAGERS. As of March 1, 1996, Carol E. Wolf has assumed portfolio management of the Money Market Portfolio. Ms. Wolf is an officer of Centennial Asset Management Corporation, a subsidiary of the Manager, and provides portfolio management services to Oppenheimer Money Market Portfolio, Inc. David A. Rosenberg has assumed portfolio management of the Government Securities Portfolio and the Income Portfolio. Mr. Rosenberg provides portfolio management services to two other Oppenheimer fixed-income funds and was an officer and portfolio manager at Delaware Investment Advisors until 1994.
Mr. Arthur Zimmer will join the team that currently provides portfolio management services to Total Return Portfolio and Growth Portfolio. Mr. Zimmer is a Vice President and Portfolio Manager for the Manager, and currently serves as an officer and portfolio manager for other Oppenheimer funds. Mr. James M. Burns, Managing Director of Babson-Stewart, will manage the International Equity Portfolio on behalf of Babson-Stewart. He has been affiliated with Stuart Ivory & Co., Ltd. since 1990, and serves as a portfolio manager for that firm and leads the Continental Europe Team.

TRANSFER AGENT. Effective as of March 18, 1996, the Portfolios' transfer and shareholder servicing agent will be OppenheimerFunds Services ("OFS"), a division of the Manager. OFS will provide these services to the Portfolios at cost.

EXCHANGE PRIVILEGE. Shareholders of each Portfolio will continue to be entitled to the same exchange privileges described in the current Prospectus. At the current time, shares of the Portfolios may be exchanged as provided in the Prospectus only for shares of other funds for which Phelps formerly acted as investment adviser.

PROPOSED SUBSTITUTIONS. Subject to receipt of an order of the Securities and Exchange Commission, for which application has been made, corresponding Oppenheimer mutual funds may be substituted for Income Portfolio and Government Securities Portfolio.




SUPPLEMENT DATED:  MARCH 1, 1996

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